UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: March 5, 2018

(Date of earliest event reported)

Turtle Beach Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-35465	27-2767540
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

11011 Via Frontera, Suite A/B

San Diego, California 92127

(Address of principal executive offices)

(914) 345-2255

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01—Entry into a Material Definitive Agreement.

On March 5, 2018, Turtle Beach Corporation, a Nevada corporation (the “Company,” “we” or “us”), amended, extended and restated its existing (i) Loan, Guaranty and Security Agreement (as amended, the “ABL Agreement”), by and among the Company, Voyetra Turtle Beach, Inc. (“VTB” and together with the Company, the “US Borrowers”), Turtle Beach Europe Limited (“TBE” or the “UK Borrower”), VTB Holdings, Inc., as guarantor (“VTBH,” and collectively with VTB and TBE, the “Obligors”), the financial institutions party thereto as lenders and Bank of America, N.A., as administrative agent, collateral agent and security trustee for the lenders thereunder (“BOA”), (ii) Term Loan, Guaranty and Security Agreement, (as amended, the “Term Loan Agreement,” and together with the ABL Agreement, the “Credit Agreements”), by and among the Company, the Obligors, Crystal Financial SPV LLC, Crystal Financial LLC, the other lenders party thereto from time to time and Crystal Financial LLC, as administrative agent, collateral agent and security trustee for the lenders thereunder (in such capacity, the “Term Loan Agent” and, collectively, “Crystal”) and (iii) subordinated promissory notes (as amended, the “Notes” and each a “Note”) with SG VTB Holdings, LLC, an affiliate of the Company (“SG VTB”), and Doornink Revocable Living Trust, a trust affiliated with the chairman of the Company’s board of directors.

ABL Agreement

The ABL Agreement is a $60,000,000 credit facility with designated sub-facility limits of $48,000,000 for the US Borrowers and $12,000,000 for the UK Borrower. Actual credit availability under the ABL Agreement is subject to a borrowing base limitation that is calculated based on a percentage of eligible trade accounts receivable and inventories, the balances of which fluctuate, and is subject to discretionary reserves and revaluation adjustments. The borrowers may utilize the ABL Agreement for borrowings as well as for the issuance of bank guarantees, letters of credit and other general corporate purposes as defined by the ABL Agreement.

Termination. The ABL Agreement terminates on March 5, 2023.

Guarantees. The obligations of the US Borrowers are guaranteed by VTBH, and the obligations of the UK Borrower are guaranteed by the US Borrowers and VTBH.

Security. The ABL Agreement is secured by an all assets lien with a first priority security interest (as determined by an intercreditor agreement between the ABL Agreement lenders and Term Loan Agreement lenders) in all working capital assets, including trade accounts receivable and inventories, of the U.S. Borrowers and all assets of the UK Borrower.

Interest Rates and Fees. Borrowings will bear interest at a rate that varies depending on the type of loan and the Borrower. The interest rate will be calculated using a base rate plus a margin. Depending on the type of loan, the base rate will either be a rate published by Bank of America or LIBOR. The margin will range from 0.50% to 1.25% for base rate loans and from 1.50% to 2.25% for LIBOR loans. The ABL Agreement also provides for an unused line fee, letter of credit fees, and agent fees.

Voluntary Prepayment. The Borrowers will be able to voluntarily prepay the principal of any advance, without penalty or premium, at any time in whole or in part, subject to certain breakage costs.

Financial and Other Covenants. If certain availability thresholds are not met, the ABL Agreement requires the Company and its restricted subsidiaries to maintain a fixed charge coverage ratio, defined as the ratio, determined on a consolidated basis for the Company and its subsidiaries for the applicable measurement period, of (a) EBITDA minus capital expenditures (except those financed with Borrowed Money other than Revolver Loans) and cash taxes paid for such period to (b) Fixed Charges for such period (in each case, as such capitalized terms are defined in the ABL Agreement). The ABL Agreement also contains affirmative and negative covenants that, subject to certain exceptions, limit our ability to take certain actions, including our ability to incur debt, pay dividends and repurchase stock, make certain investments and other payments, enter into certain mergers and consolidations, engage in sale leaseback transactions and transactions with affiliates, and encumber and dispose of assets.

Events of Default. The ABL Agreement contains customary events of default, including defaults triggered by the failure to make payments when due, breaches of covenants and representations, material impairment in the perfection of the lenders’ security interest in the collateral, and events related to bankruptcy and insolvency of the Company and its subsidiaries. If an event of default occurs and is continuing, the lenders may terminate and/or suspend their obligations to make loans and issue letters of credit and/or accelerate amounts due under the ABL Agreement and exercise other rights and remedies.

Term Loan Agreement

The Term Loan Agreement provides for an aggregate term loan facility of $12,500,000, including amounts previously drawn and a delayed draw commitment. The Company is required to make payments of interest monthly in arrears and will repay the principal of the term loan beginning in 2019, with a final balloon payment on the maturity date.

Maturity. The Term Loan Agreement matures on March 5, 2023.

Guarantees. The obligations of the US Borrowers are guaranteed by VTBH, and the obligations of the UK Borrower are guaranteed by the US Borrowers and VTBH.

Security. To secure their obligations under the Term Loan Agreement, the Company and each of its subsidiaries granted a security interest in substantially all of their working capital assets to the Term Loan Agent. The security interest in favor of the Term Loan Agent is subject to the first-priority lien under the ABL Agreement, other than with respect to equipment, fixtures, real property interests, intellectual property, intercompany indebtedness, equity interest in their subsidiaries, and certain other specified assets.

Interest Rates and Fees. The term loan bears interest at a rate per annum equal to the 3-month LIBOR rate (as reported in The Wall Street Journal) plus 6.75%.

Prepayment. In the event all or a portion of the term loan is repaid prior to the date provided in the Term Loan Agreement, a prepayment fee of up to 3.0% will be due to the term loan lenders as described in the Term Loan Agreement.

Financial and Other Covenants. The Company and its subsidiaries are required to comply with various customary covenants set forth in the Term Loan Agreement, including a Fixed Charge Coverage Ratio and other affirmative and negative covenants substantially similar to the covenants in the ABL Agreement described above.

Events of Default. The Term Loan Agreement contains customary events of default, including defaults triggered by the failure to make payments when due, breaches of covenants and representations, material impairment in the perfection of the Term Loan Agent’s security interest in the collateral, and events related to bankruptcy and insolvency of the Company and its subsidiaries. Upon an event of default, the Term Loan Agent and the term loan lenders may declare all outstanding obligations immediately due and payable (along with a prepayment fee), a default interest rate of an additional 2.0% may be applied to amounts outstanding under the Term Loan Agreement, and the Term Loan Agent and the term loan lenders may take other actions set forth in the Tern Loan Agreement, including collecting or taking such other action with respect to the collateral pledged in connection with the term loan. The Term Loan Agreement permits certain equity holders of the Company to contribute funds to the Company to cure financial covenant defaults under the Term Loan Agreement.

Subordinated Promissory Notes

The Notes have an aggregate principal balance of approximately $22.4 million (which amount includes accrued but unpaid interest previously outstanding on the Notes) and have a maturity of 5 years plus 91 days from the date of issuance. The Notes are subordinated to all senior debt of the Company, including the Credit Agreements, and the Company’s secured Note with SG VTB in the principal amount of approximately $3.5 million (the “Secured Note”) has a third priority lien in the collateral under the Credit Agreements, while the other Notes are unsecured obligations of the Company.

The Notes will bear in-kind interest at a rate of (i) LIBOR plus 9.1% per annum for the first twenty-four months (or six months with respect to the Secured Note) and (ii) LIBOR plus 10.5% per annum (or 15.0% with respect to the Secured Note) thereafter until the Maturity Date, subject to a 2.0% penalty fee if an event of default has occurred and is continuing under the Credit Agreements. The Notes are considered to have been issued with original issue discount and are intended not to be applicable high yield discount obligations within the meaning of Section 163(i)(l) of the Internal Revenue Code of 1986, as amended.

The terms of the Credit Agreements provide that a portion of the aggregate amount outstanding with respect to the Notes may be repaid with proceeds from the delayed draw commitment under the Term Loan Agreement and with the proceeds of future equity sales, in each case, subject to certain conditions.

The foregoing descriptions of the Credit Agreements and the Notes do not purport to be complete and are qualified in their entirety by the full text of such agreements, copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 and 10.7.

Pursuant to the rules and regulations of the Securities and Exchange Commission, we have filed the agreements referenced above to provide investors with information regarding their terms. The agreements are not intended to provide any other factual information about the Company, the Obligors, the other parties thereto or their respective businesses or operations. In particular, the assertions embodied in any representations, warranties and covenants contained in the agreements may be subject to qualifications with respect to knowledge and materiality different from those applicable to investors and may be qualified by information in disclosure schedules. These disclosure schedules may contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the agreements. Moreover, certain representations, warranties and covenants in the agreements may have been used for the purpose of allocating risk between the parties, rather than establishing matters as facts. In addition, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, investors should not rely on the representations, warranties and covenants in the agreements as characterizations of the actual state of facts about the Company, the Obligors, the other parties thereto or their respective businesses or operations on the date hereof.

Item 2.03—Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of Registrant.

The information in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Loan, Guaranty and Security Agreement, dated as of March 5, 2018, by and among Turtle Beach Corporation, Voyetra Turtle Beach, Inc., Turtle Beach Europe Limited, VTB Holdings, Inc., the financial institutions party thereto and Bank of America, N.A., as administrative agent, collateral agent and security trustee for the lenders.

10.2	Amended and Restated Term Loan, Guaranty and Security Agreement, dated as of March 5, 2018, by and among Turtle Beach Corporation, Voyetra Turtle Beach, Inc., Turtle Beach Europe Limited, VTB Holdings, Inc., Crystal Financial SPV LLC, Crystal Financial LLC, the other financial institutions party thereto and Crystal Financial LLC as administrative agent, collateral agent and security trustee for the lenders.

10.3	Second Amended and Restated Subordinated Promissory Note, dated as of March 5, 2018, issued by Turtle Beach Corporation in favor of SG VTB Holdings, LLC

10.4	Second Amended and Restated Subordinated Promissory Note, dated as of March 5, 2018, issued by Turtle Beach Corporation in favor of Doornink Revocable Living Trust

10.5	Second Amended and Restated Subordinated Promissory Note, dated as of March 5, 2018, issued by Turtle Beach Corporation in favor of SG VTB Holdings, LLC

10.6	Second Amended and Restated Subordinated Promissory Note, dated as of March 5, 2018, issued by Turtle Beach Corporation in favor of SG VTB Holdings, LLC

10.7	Amended and Restated Subordinated Promissory Note, dated as of March 5, 2018, issued by Turtle Beach Corporation in favor of SG VTB Holdings, LLC

10.8	Omnibus Amendment and Reaffirmation Agreement, dated as of March 5, 2018, by and among Turtle Beach Corporation, Voyetra Turtle Beach, Inc., Turtle Beach Europe Limited, VTB Holdings, Inc., SG VTB Holdings, LLC, Crystal Financial LLC and Bank of America, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURTLE BEACH CORPORATION
Date: March 9, 2018	By:	/S/ JOHN T. HANSON
John T. Hanson Chief Financial Officer, Treasurer and Secretary